Exhibit 21.1

Subsidiaries

•	Longevity Market Assets, LLC

•	Abacus Settlements, LLC

•	LMX Series, LLC

•	LMA Series, LLC

•	Longevity Market Admin, LLC

•	Longevity Market Advisors, LLC

•	Longevity Market Technologies, LLC

•	LMATT Series 2024, Inc.

•	LMATT Growth Series 2.204, Inc.

•	LMATT Growth and Income Series 1.2026, Inc.

•	Regional Investment Services, Inc.

•	Longevity Wealth Advisors, LLC

•	LMA Income Series GP, LLC

•	LMA Income Series II GP, LLC

•	LMA Income Series LP

•	LMA Income Series II LP